SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2004

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32085	36-4392754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Commerce Drive, Libertyville, Illinois	60048
(Zip Code)

Registrant’s telephone number, including area code 847-680-3515.

N/A

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Required FD Disclosure.

On July 14, 2004, the initial purchasers of the Allscripts Healthcare Solutions, Inc. (the “Company”) 3.50% Convertible Senior Debentures Due 2024 exercised their option to purchase an additional $7.5 million aggregate principal amount of debentures, which completes the previously announced $82.5 million offering.

The debentures mature on July 15, 2024 and will be convertible, under certain circumstances, into shares of the Company’s common stock at a conversion rate of 88.8415 shares per $1,000 principal amount of debentures (equivalent to an initial conversion price of $11.256 per share), subject to adjustment in certain circumstances. The debentures may not be redeemed by the Company prior to July 20, 2009. Holders of the debentures may require the Company to repurchase some or all of the debentures on July 15, 2009, 2014 and 2019 and upon the occurrence of specified corporate transactions.

The Company used approximately $11.25 million of the net proceeds to repurchase its common stock and will use the remaining net proceeds for general corporate purposes, which may include future additional share repurchases, acquisitions or other strategic investments.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits:

4.1	Indenture dated as of July 6, 2004 between Allscripts Healthcare Solutions, Inc. and LaSalle Bank N.A., as trustee, related to the issuance of 3.50% Convertible Senior Debentures Due 2024.

4.2	Resale Registration Rights Agreement dated as of July 6, 2004 between Allscripts Healthcare Solutions, Inc. and Banc of America Securities LLC, as representative of the initial purchasers of the 3.50% Convertible Senior Debentures Due 2024.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: July 15, 2004	By:	/s/ WILLIAM J. DAVIS
William J. Davis
Chief Financial Officer

3

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit No.
4.1	Indenture dated as of July 6, 2004 between Allscripts Healthcare Solutions, Inc. and LaSalle Bank N.A., as trustee, related to the issuance of 3.50% Convertible Senior Debentures Due 2024.

4.2	Resale Registration Rights Agreement dated as of July 6, 2004 between Allscripts Healthcare Solutions, Inc. and Banc of America Securities LLC, as representative of the initial purchasers of the 3.50% Convertible Senior Debentures Due 2024.